INCO REPORTS RECORD EARNINGS FOR THIRD QUARTER 2006
(All dollar amounts are expressed in U.S. currency)
TORONTO, October 20, 2006 – Inco Limited today reported the highest ever quarterly earnings in the company’s 104-year history. Earnings on an adjusted basis for the third quarter of 2006 were over four times the earnings for the third quarter of 2005, while earnings in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were eleven times the earnings for the third quarter of 2005.
Adjusted net earnings(1) for the third quarter of 2006 were $653 million or $3.13 per share ($2.87 per share on a diluted basis(2)), compared with adjusted net earnings of $159 million or 84 cents per share (71 cents per share on a diluted basis) for the third quarter of 2005. Net earnings for the third quarter of 2006 in accordance with Canadian GAAP were a record $701 million or $3.36 per share ($3.08 per share on a diluted basis), compared with net earnings of $64 million or 34 cents per share (29 cents per share on a diluted basis) for the third quarter of 2005. The principal adjustment made in arriving at adjusted net earnings for the third quarter of 2006 was the exclusion of net takeover-related income of $109 million after taxes.
“Our record quarterly earnings reflect the unprecedented sustained strength we’ve seen in the nickel market, combined with strong production from our operations,” said Inco Chairman and CEO Scott Hand.
For the third quarter of 2006, the London Metal Exchange (“LME”) benchmark cash nickel price rose to a record quarterly average of $29,178 per tonne ($13.24 per pound), compared with the third quarter of 2005 average of $14,567 per tonne ($6.61 per pound). The LME cash nickel price set a record high of $34,750 per tonne ($15.76 per pound) on August 24, 2006. On October 19, 2006, the LME cash nickel price was $33,395 per tonne ($15.15 per pound).

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below, as well as an explanation of why we believe adjusted net earnings is useful information. All of the adjustments made in arriving at adjusted net earnings for the third quarter and first nine months of 2006 and 2005 are set forth in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share attributable to these items is dependent upon our level of earnings and the price of our common shares.

Inco produced 125 million pounds of finished nickel in the third quarter of 2006. This was almost 13% higher than the company’s production in the third quarter of last year, due primarily to the commencement of nickel concentrate production at Voisey’s Bay and additional production at our Manitoba operations. Our nickel unit cash cost of sales, after by-product credits, for the third quarter of 2006 was $2.12 per pound, 30% lower than in the third quarter of 2005. This decrease was attributable to the positive impact of higher average realized selling prices for copper and platinum group metals (“PGMs”) and higher deliveries of Voisey’s Bay copper concentrate partially offset by an increase in nickel unit cash cost of sales before by-product credits.
Based on these strong results, Inco generated $857 million of cash flow from operations in the third quarter, before a working capital decrease of $132 million and net receipts from takeover-related activities of $288 million. Our cash position of $1,828 million at September 30, 2006 and our debt-to-capitalization ratio of 20% provide us with the financial strength to support our growth strategy.
Adjusted net earnings of $1,253 million or $6.29 per share ($5.56 per share on a diluted basis) for the first nine months of 2006 are almost double the adjusted net earnings of $642 million or $3.39 per share ($2.88 per share on a diluted basis) for the first nine months of 2005. Net earnings for the first nine months of 2006 in accordance with Canadian GAAP were $1,375 million or $6.90 per share ($6.10 per share on a diluted basis), compared with net earnings of $601 million or $3.18 per share ($2.70 per share on a diluted basis) for the first nine months of 2005.
Inco will be filing its third quarter financial statements later today in its Quarterly Report or Form 10-Q with the United States Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities. Investors can also obtain Inco’s third quarter financial statements on the company’s website, at www.inco.com.
CVRD Canada Inc., a subsidiary of Companhia Vale do Rio Doce (“CVRD”), has offered to acquire all of Inco’s outstanding common shares at a price of Cdn.$86.00 in cash per share (the “CVRD Offer”). On September 25, 2006, Inco’s Board of Directors unanimously recommended that Inco shareholders accept the CVRD Offer and tender their Inco common shares to the CVRD Offer. The CVRD Offer is scheduled to expire at midnight (Toronto time) on Monday, October 23, 2006. On October 19, 2006, CVRD announced that it had obtained all necessary regulatory clearances with respect to its offer. In view of the imminent expiry time of the CVRD Offer, Inco’s Board of Directors has deferred its decision as to whether to declare a quarterly dividend in respect of the third quarter of 2006 until after the expiry of the CVRD Offer and the company is not providing any estimates or projections with respect to the nickel market, production, earnings, capital expenditures or other matters at this time.
Reconciliation between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP
Adjusted net earnings and adjusted net earnings per share are defined as a calculation of net earnings that excludes items that, in our judgement, do not reflect or relate to our ongoing operating performance. The items that are excluded from this calculation would include certain gains or losses on the sale of non-core investments, asset impairment charges and write-downs in the value of assets, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, takeover-related net income or expenses, reclamation or remediation costs unrelated to our current operations, income or other tax benefits or charges relating to the impact of currency translation adjustments, certain tax losses where the related benefits are not normally taken, adjustments for tax rulings and other decisions, interpretations and determinations covering, or based upon, transactions which occurred or related to prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, adjustments to minority interests reflecting changes thereto due to subsequent events, losses or gains on debt retirements or redemptions, strike expenses, and other gains and losses that, in each case, do not reflect on our ongoing operating performance.
The following table provides a reconciliation between our adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

(in millions except per share amounts)	Net Earnings				Basic Net Earnings Per Share(1)
	Third Quarter		Nine Months		Third Quarter		Nine Months
	2006	2005	2006	2005	2006	2005	2006	2005
		(Restated)(2)		(Restated)(2)		(Restated)(2)		(Restated)(2)

Adjusted net earnings	$653	$159	$1,253	$642	$3.13	$0.84	$6.29	$3.39
Takeover-related net income (expense)	109	—	100	—	0.52	—	0.50	—
Gains (losses) on certain currency derivative contracts	(21)	—	13	—	(0.10)	—	0.07	—
Net income tax benefits (charges)(3)	(27)	(26)	98	13	(0.13)	(0.14)	0.49	0.07
Voisey’s Bay Strike expense	(14)	—	(14)	—	(0.07)	—	(0.07)	—
Currency translation adjustments	1	(52)	(60)	(48)	0.01	(0.27)	(0.30)	(0.25)
Goro disruption costs	—	—	(15)	—		—	(0.08)	—
Asset impairment charge	—	(9)	—	(23)	—	(0.05)	—	(0.12)
Partial redemption of convertible debt	—	(8)	—	(8)	—	(0.04)	—	(0.04)
Favourable adjustment relating to Goro Nickel S.A.S. minority interest	—	—	—	25	—	—	—	0.13

Canadian GAAP net earnings, as reported	$701	$64	$1,375	$601	$3.36	$0.34	$6.90	$3.18

(1)	These amounts are based upon currently issued and outstanding shares and not diluted shares.

(2)	2005 results have been restated to correct minority interest balances.

(3)	The net income tax benefits (charges) recorded in the third quarter of 2006 are primarily related to prior period reassessments as well as taxes associated with currency translation of long-term debt.
We believe that the reporting of adjusted net earnings provides our shareholders and other investors with a useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting, financial planning and incentive compensation purposes.
Commentary on Results for the Third Quarter and First Nine Months of 2006
Operating Results
The following table summarizes our operating results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions of U.S. dollars except per share amounts)	2006	2005	2006	2005
		(Restated)		(Restated)

Net sales	$2,320	$1,082	$5,345	$3,397
Net earnings	701	64	1,375	601
Net earnings per common share
— basic	3.36	0.34	6.90	3.18
— diluted	3.08	0.29	6.10	2.70
Cash provided by operating activities	1,277	187	1,747	700

The increases in net earnings for the third quarter and first nine months of 2006 compared with the corresponding periods of 2005 resulted primarily from (1) higher average realized selling prices for nickel, copper and PGMs, (2) an increase in other income due to break-up fees received from Falconbridge Limited net of break-up fees paid to Phelps Dodge Corporation and LionOre Mining International Ltd., (3) an increase in other income due to gains on currency derivative contracts entered into in connection with the unsuccessful offer to acquire Falconbridge as well as gains on certain metals derivative contracts entered into to secure third party nickel for expected customer requirements, neither of which were accorded hedge accounting and (4) higher deliveries for copper and nickel. The principal items offsetting these favourable factors were (1) an increase in production costs primarily as a result of unfavourable currency rate movements, higher spending on supplies and services and higher employment costs and (2) the deferral of profit on sales to equity-accounted affiliates.
Net sales
Net sales in the third quarter of 2006 increased significantly by 114% compared with the third quarter of 2005. The increase was primarily due to increases in our average realized selling prices for nickel and copper, which increased by 99% and 90% for the third quarter of 2006 compared with the third quarter of 2005. In addition, deliveries of Inco-source and tolled nickel and Inco-source copper increased by 5% and 59%, respectively, during the third quarter of 2006 compared with the third quarter of 2005.
Net sales in the first nine months of 2006 increased significantly by 57% compared with the first nine months of 2005. The increase was primarily due to increases in our average realized selling prices for nickel and copper, which increased by 38% and 83%, respectively, for the first nine months of 2006 compared with the first nine months of 2005. In addition, deliveries of Inco-source and tolled nickel and Inco-source copper increased by 10% and 25%, respectively, during the first nine months of 2006 compared with the first nine months of 2005.
Cost of sales and other expenses
Cost of sales and other expenses, excluding depreciation and depletion, increased by 59% and 49% for the third quarter and first nine months of 2006, respectively, compared with the corresponding periods of 2005. This increase primarily relates to increases in deliveries of nickel and copper, higher costs for purchased finished nickel as a result of rising nickel prices, higher nickel unit cash cost of sales before by-product credits as discussed below and higher other operating expenses. In addition, cost of sales and other expenses includes costs associated with third party toll smelting and toll refining of nickel intermediates of $166 million and $280 million for the third quarter and first nine months of 2006, respectively. In 2005, no such costs were incurred as these arrangements began in 2006. These amounts are not included in the determination of nickel unit cash cost of sales before and after by-product credits. These third party tolling arrangements allow us to provide additional nickel units to our customers. Profit on nickel sold to our equity-accounted affiliates is not recognized until the affiliates have sold the nickel to their customers. Included in our cost of sales and other expenses is an adjustment to defer profit on Inco-source nickel held in our affiliates’ inventories at the end of September 2006.
For the first nine months of 2006, $16 million was charged to earnings as a result of the disruption of site activities at the Goro project in the second quarter. The majority of these costs relate to contractor claims. For the third quarter and first nine months of 2006, $24 million was charged to earnings as a result of the strike at Voisey’s Bay Nickel Company, which was settled on September 27, 2006.
The following table summarizes our nickel unit cash cost of sales before and after by-product credits for the periods indicated:

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Nickel unit cash cost of sales before by-product credits per pound(1)	$3.68	$3.24	$3.36	$3.08
Nickel unit cash cost of sales after by-product credits per pound(1)	$2.12	$3.03	$2.26	$2.80

(1)	Nickel unit cash cost of sales before and after by-product credits includes costs for Inco-source and purchased nickel intermediates processed at our Sudbury and Thompson operations, but excludes the costs of third party toll smelting and refining arrangements described above.
The increase in nickel unit cash cost of sales, before by-product credits, in the third quarter of 2006 was primarily due to (1) higher spending on supplies and services, (2) a higher average Canadian — U.S. dollar exchange rate that adversely affected our costs, and (3) higher earnings-based bonus payments partially offset by lower costs for purchased intermediates due to lower volumes processed in 2006. The decrease in nickel unit cash cost of sales after by-product credits in the third quarter of 2006 is primarily due to the positive impact of higher average realized selling prices for copper and PGMs and higher deliveries of Voisey’s Bay copper concentrate.

The increase in nickel unit cash cost of sales, before by-product credits, in the first nine months of 2006 was primarily due to (1) a higher average Canadian — U.S. dollar exchange rate that adversely affected our costs, (2) higher spending on supplies and services, (3) higher earnings-based bonus payments partially offset by lower costs for purchased intermediates due to lower volumes processed and (4) higher energy prices in 2006. The decrease in nickel unit cash cost of sales after by-product credits in the first nine months of 2006 is primarily due to the positive impact of higher average realized selling prices for copper and PGMs and higher deliveries of Voisey’s Bay copper concentrate, partially offset by lower deliveries of PGMs.
We expect to continue, at least in 2006, to use purchased nickel intermediates to increase processing capacity utilization at our Sudbury and Thompson operations.
A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP for the periods indicated is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.
Finished nickel production from all sources increased to 56,876 tonnes (125 million pounds) in the third quarter of 2006, compared with 50,508 tonnes (111 million pounds) in the third quarter of 2005. Finished nickel production increased to 181,872 tonnes (401 million pounds) in the first nine months of 2006, compared with 156,368 tonnes (345 million pounds) in the first nine months of 2005. The increase in finished nickel production in 2006 was primarily due to the commencement of concentrate production at Voisey’s Bay, the commencement of tolled production of purchased nickel intermediate feeds and increased production hours at Manitoba operations (which were negatively impacted by a scheduled maintenance shutdown in the third quarter of 2005).
Copper production was 27,668 tonnes (61 million pounds) in the third quarter, compared with 27,058 tonnes (60 million pounds) in the third quarter of 2005. Copper production was 98,216 tonnes (217 million pounds ) in the first nine months of 2006, compared with 83,813 tonnes (185 million pounds) in the first nine months of 2005. This increase was primarily due to the commencement of operations at Voisey’s Bay.
The company’s production of nickel and copper for the third quarter was adversely affected by an extended outage at the company’s Indonesian operations, the strike at its Voisey’s Bay operations in Labrador and equipment breakdowns at its Ontario and Manitoba operations, all of which were previously announced. At the company’s Indonesian subsidiary, PT Inco, repairs to an electric furnace damaged by fire in late May 2006, took longer than originally anticipated, reducing PT Inco’s production of nickel-in-matte during the third quarter. The operation is now back to operating at plan production levels. Following a two-month strike, an initial three-year collective agreement was reached in September with the union representing workers at Voisey’s Bay. The strike did not affect Inco’s production of finished nickel in the third quarter, as Inco had sufficient stocks available for processing at its smelting and refining operations at Sudbury, Ontario and Thompson, Manitoba. However, the strike did affect Inco’s production of copper concentrate (which is sold to customers in Europe) during the quarter. At the company’s Sudbury, Ontario operations, a motor failure on one of the oxygen plants in July 2006 and the long lead-time to purchase and install a replacement motor reduced finished nickel production from planned levels. Copper production was also affected. The company has now restored production at its Ontario operations to plan levels. At the company’s Manitoba operations, a production incident during the second week of September resulted in damage to the furnace and a converter and led to the temporary suspension of the operation of one of the two smelter furnaces. Nickel refining operations in Manitoba have returned to stable operations, but have not yet reached their prior levels.
Selling, general and administrative expenses
Selling, general and administrative expenses increased by $6 million and $30 million in the third quarter and first nine months of 2006, compared to the corresponding periods of 2005. Selling, general and administrative expenses increased primarily due to higher expenses associated with share options that had been granted in prior years.
Exploration
Exploration expenditures increased by $3 million and $13 million in the third quarter and first nine months of 2006, compared with the corresponding periods of 2005. The increases are primarily due to higher spending at our Ontario, Manitoba and PT Inco operations and higher spending in Australia.
Currency translation adjustments
Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable and certain deferred income and mining taxes, into U.S. dollars. Unfavourable currency translation adjustments of $60 million in the first nine months of 2006 were due to the strengthening of the Canadian dollar as of September 30, 2006 relative to the U.S. dollar. The Canadian — U.S. dollar exchange rate appreciated by 5% during the first nine months of 2006.
Interest expense
Interest expense increased by $11 million and $32 million in the third quarter and first nine months of 2006 compared with the corresponding periods of 2005. Interest expense increased primarily because no interest in respect of the Voisey’s Bay project has been capitalized in 2006 since the mine, concentrator and related facilities commenced commercial production in December 2005.
Takeover-related income
In the third quarter of 2006, in connection with the unsuccessful offer to purchase Falconbridge Limited and the unsuccessful business combination with Phelps Dodge Corporation, certain break-up fees were received and paid, and other transaction costs were incurred, which we recorded in earnings. For the first nine months of 2006, we recorded income, on a net basis of $174 million which primarily consists of the cash received from Falconbridge Limited from a break-up fee in the amount of $450 million which was substantially offset by break-up fees paid to Phelps Dodge Corporation and LionOre Mining International Ltd. as well as other transaction costs.
Other income
In the third quarter of 2006, other income of $85 million largely represents gains with respect to metals derivative contracts entered into to secure third party nickel for expected customer requirements. For the first nine months of 2006, other income of $150 million largely represents incremental gains with respect to metals derivative contracts entered into to secure third party nickel for expected customer requirements.
Income and mining taxes
Our effective tax rates for the third quarter and first nine months of 2006 were 40% and 33%, respectively. The higher effective tax rate in the third quarter primarily reflects higher mining taxes due to the higher level of earnings. The effective tax rate for the first nine months of 2006 was lower than the combined statutory income tax and mining tax rate in Canada of about 37% primarily due to the revaluation of deferred income tax liabilities pursuant to recently enacted future income tax rate reductions in Canada in the second quarter of 2006.
Goro Project Update
Construction activity continues to progress at our Goro project in New Caledonia. Since late September, a general, country-wide strike involving one of the larger unions in New Caledonia has affected a number of firms around the country, including some of the firms providing contracted services to our camp. While this has led to some reduction in construction activity on the project site, activity has increased recently as many of the striking employees have now returned to work, and we are now operating on site at close to pre-strike levels.
We are continuing to review and update the capital cost forecast and schedule for the Goro project. This review will take into account the effect of the various cost and schedule pressures which have been experienced on the project. We currently expect to be in a position to announce a revised capital cost estimate and a revised schedule, subject to a confidence or accuracy level developed as part of that estimate, by the end of 2006.
Management’s estimates regarding capital costs, schedule and receipt of necessary permits for the Goro project are subject to various risks and assumptions. See “Cautionary Notice Regarding Forward Looking Statements” below.
Cash Flows and Financial Condition
Net cash provided by operating activities in the third quarter of 2006 was $1,277 million,

compared with $187 million in the third quarter of 2005. The increase in net cash provided by operating activities was primarily due to higher net earnings driven by the substantial increases in selling prices for our primary products, the net cash received in respect of takeover-related activities and a decrease in working capital in the third quarter of 2006. The decrease in working capital in the third quarter of 2006 is primarily related to an increase in income and mining taxes payable and accrued liabilities partially offset by an increase in accounts receivable and inventories.
Net cash provided by operating activities in the first nine months of 2006 was $1,747 million, compared with $700 million in the first nine months of 2005, which was primarily due to higher net earnings.
Net cash used for investing activities of $350 million in the third quarter of 2006 increased compared with $318 million for the corresponding period of 2005. The increase was primarily due to higher capital spending in respect of our Goro project, our Canadian operations and at PT Inco. For the first nine months of 2005, investing activities included $150 million received in respect of the sale of a portion of our interest in Goro Nickel S.A.S. Net cash used for investing activities of $971 million in the first nine months of 2006 increased substantially compared with $676 million for the corresponding period of 2005 which was primarily due to higher capital spending in respect of our Goro project, Canadian operations and at PT Inco. Other investing activities in the third quarter and first nine months of 2006 included advances of $60 million and $123 million, respectively, from partners in the Goro project.
Net cash provided by financing activities for the third quarter of 2006 was $211 million, which is primarily comprised of the cash received in respect of the issuance of common shares pursuant to the company’s stock option plans. This was partially offset by (1) the full repayment of the 15.75% Sterling Unsecured Loan Stock in the amount of $45 million and (2) common share dividends. For the first nine months of 2006, financing activities also included the final principal repayment in March 2006 in respect of PT Inco’s loan and common share dividends paid in June 2006 to the minority shareholders of PT Inco.
At September 30, 2006, cash and cash equivalents were $1,828 million, up from $958 million at December 31, 2005, primarily reflecting higher net earnings, the cash received from the issuance of common shares and the net cash received from takeover-related activities partially offset by cash outflows for capital expenditures for our growth projects and our operations. Total debt was $1,760 million at September 30, 2006, compared with $1,974 million at December 31, 2005. Total debt as a percentage of total debt plus shareholders’ equity was 20% at September 30, 2006, compared with 28% at December 31, 2005.
Third Quarter Dividend Consideration
At its meeting on October 17, 2006, Inco’s Board of Directors considered whether to declare a dividend on Inco’s common shares in respect of the third quarter of 2006. Inco’s existing practice has been to pay a regular quarterly dividend of $0.125 per share. The CVRD Offer provides that, in the event that Inco should declare, set aside or pay, after September 1, 2006, any dividend (including a regular quarterly dividend in accordance with Inco’s current dividend policy), distribution or payment on the common shares, the consideration payable per common share pursuant to the CVRD Offer (being Cdn.$86.00 in cash) will be reduced by the amount of such dividend, distribution or payment. In view of the foregoing terms of the CVRD Offer, and given that the CVRD Offer is scheduled to expire on October 23, 2006, the Board of Directors deferred its decision as to whether to declare a quarterly dividend in respect of the third quarter of 2006 until after the expiry time of the CVRD Offer.
Important Legal Information
In response to the CVRD Offer, Inco has filed with the U.S. Securities and Exchange Commission (“SEC”) a Solicitation/Recommendation Statement on Schedule 14D-9 and amendments thereto (as so amended, the “14D-9”). Inco has also filed a Directors’ Circular and certain Notices of Change to Directors’ Circular with Canadian securities regulatory authorities (the “Directors’ Circular”) and mailed the Directors’ Circular to Inco shareholders. INCO’S SHAREHOLDERS ARE URGED TO READ THE 14D-9, THE DIRECTORS’ CIRCULAR AND ANY AMENDMENTS OR NOTICES OF CHANGE THERETO, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT CVRD’S PROPOSED COMBINATION WITH INCO.
Investors can obtain a free copy of these documents on the SEC’s website at www.sec.gov, or the Canadian securities regulators website at www.sedar.com. These documents and Inco’s other public filings may also be obtained free of charge at www.inco.com or by contacting Inco’s media or investor relations departments.
October 20, 2006
IN 06/52

For further information:
Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758
or www.inco.com

Inco Limited
Key Financial and Operating Statistics

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Average Realized Prices
Nickel(1) — per tonne	$29,552	$14,857	$21,546	$15,588
— per pound	13.40	6.74	9.77	7.07
Copper — per tonne	7,465	3,921	6,509	3,559
— per pound	3.39	1.78	2.95	1.61
(1) Including intermediates

LME Average Cash Prices
Nickel — per tonne	29,178	14,567	21,362	15,434
— per pound	13.24	6.61	9.69	7.00
Copper — per tonne	7,670	3,759	6,612	3,479
— per pound	3.48	1.70	3.00	1.58

Deliveries
Nickel in all forms (tonnes)
— Inco-source and tolled	58,036	55,314	180,810	164,968
— Purchased finished	5,668	5,757	17,344	15,864

	63,704	61,071	198,154	180,832

Copper (tonnes)	41,938	26,449	106,884	85,729

Cobalt (tonnes)	504	440	1,515	1,277

Platinum-group metals (in thousands of troy ounces)	81	57	254	297

Net Sales to Customers by Product (in millions)
Primary nickel	$1,882	$907	$4,269	$2,818
Copper	313	104	696	305
Precious metals	75	42	226	186
Other	50	29	154	88

	$2,320	$1,082	$5,345	$3,397

Nickel Production in all Forms (tonnes)	56,876	50,508	181,872	156,368

Finished Nickel Inventories at end of Period (tonnes)	23,504	17,997	23,504	17,997

Inco Limited
Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in millions of U.S. dollars except where noted)	2006	2005	2006	2005

Cost of sales and other expenses, excluding depreciation and depletion	$1,097	$688	$2,851	$1,907
By-product costs	(231)	(146)	(583)	(461)
Purchased finished and tolled nickel	(330)	(88)	(651)	(244)
Delivery expense	(11)	(9)	(33)	(27)
Other businesses cost of sales	(16)	(10)	(34)	(29)
Non-cash items(1)	(10)	(7)	(30)	(21)
Remediation, demolition and other related expenses	(14)	(8)	(32)	(24)
Adjustments associated with affiliate transactions	(29)	5	(133)	51
Goro disruption costs	—	—	(16)	—
Asset write-offs and related charges	—	(32)	—	(32)
Other	(26)	2	(78)	1

Nickel cash cost of sales before by-product credits(2)	430	395	1,261	1,121
By-product net sales	(413)	(171)	(995)	(564)
By-product costs	231	146	583	461

Nickel cash cost of sales after by-product credits(2)	$248	$370	$849	$1,018

Inco-source nickel deliveries (millions of pounds)	117	122	375	364

Nickel unit cash cost of sales before by-product credits per pound	$3.68	$3.24	$3.36	$3.08

Nickel unit cash cost of sales before by-product credits per tonne	$8,113	$7,143	$7,408	$6,790

Nickel unit cash cost of sales after by-product credits per pound	$2.12	$3.03	$2.26	$2.80

Nickel unit cash cost of sales after by-product credits per tonne	$4,674	$6,680	$4,982	$6,173

(1)	Post-retirement benefits other than pensions.

(2)	Nickel cash cost of sales before and after by-product credits includes costs for Inco-source and purchased nickel intermediates processed at our Canadian operations.

Inco Limited
Consolidated Statement of Earnings
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in millions of U.S. dollars except per share amounts)	2006	2005	2006	2005
		(Restated)		(Restated)
Net sales	$2,320	$1,082	$5,345	$3,397

Costs and operating expenses
Cost of sales and other expenses, excluding depreciation and depletion	1,097	688	2,851	1,907
Depreciation and depletion	122	62	273	187
Selling, general and administrative	70	64	186	156
Research and development	9	9	26	23
Exploration	13	10	43	30
Currency translation adjustments	(1)	52	60	48
Interest expense	15	4	48	16
Asset impairment charge	—	—	—	25

	1,325	889	3,487	2,392

Takeover-related income (expense), net	148	—	174	—
Other income (expense), net	85	(11)	150	(8)

Earnings before income and mining taxes and minority interest	1,228	182	2,182	997
Income and mining taxes	487	91	726	342

Earnings before minority interest	741	91	1,456	655
Minority interest	40	27	81	54

Net earnings	$701	$64	$1,375	$601

Net earnings per common share
Basic	$3.36	$0.34	$6.90	$3.18

Diluted	$3.08	$0.29	$6.10	$2.70

Weighted average common shares outstanding, in thousands Basic	208,480	189,255	199,261	188,892

Diluted	228,328	222,962	226,677	222,723

Inco Limited
Consolidated Balance Sheet
(Unaudited)

	September 30,	December 31,
(in millions of U.S. dollars)	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$1,828	$958
Accounts receivable	1,380	673
Inventories	1,342	996
Other	198	68

Total current assets	4,748	2,695
Property, plant and equipment	9,250	8,459
Accrued pension benefits asset	707	611
Deferred charges and other assets	238	245

Total assets	$14,943	$12,010

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$30	$122
Accounts payable	330	253
Accrued payrolls and benefits	276	221
Other accrued liabilities	868	533
Income and mining taxes payable	642	36

Total current liabilities	2,146	1,165
Deferred credits and other liabilities
Long-term debt	1,730	1,852
Deferred income and mining taxes	2,102	2,018
Accrued post-retirement benefits liability	807	732
Asset retirement obligation	175	168
Deferred credits and other liabilities	74	131

Total liabilities	7,034	6,066

Minority interest	928	761

Shareholders’ equity
Convertible debt	129	362

Common shareholders’ equity
Common shares issued and outstanding 220,666,563 (2005 – 192,237,394 shares)	3,849	3,000
Warrants	—	62
Contributed surplus	544	578
Retained earnings	2,459	1,181

	6,852	4,821

Total shareholders’ equity	6,981	5,183

Total liabilities and shareholders’ equity	$14,943	$12,010

Inco Limited
Consolidated Statement of Cash Flows
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in millions of U.S. dollars)	2006	2005	2006	2005
		(Restated)		(Restated)
Operating activities
Earnings before minority interest	$741	$91	$1,456	$655
Items not affecting cash
Depreciation and depletion	122	62	273	187
Deferred income and mining taxes	84	27	26	35
Asset impairment charge	—	—	—	25
Other	(81)	91	17	117
Contributions greater than post-retirement benefits expense	(9)	(13)	(30)	(32)
Takeover-related net receipts	288	—	239	—
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(265)	(24)	(708)	21
Inventories	(120)	32	(297)	(35)
Accounts payable and accrued liabilities	192	(52)	329	(38)
Income and mining taxes payable	418	(26)	586	(183)
Other	(93)	(1)	(144)	(52)

Net cash provided by operating activities	1,277	187	1,747	700

Investing activities
Capital expenditures	(422)	(315)	(1,102)	(820)
Partial sale of Goro Nickel S.A.S.	—	—	—	150
Other	72	(3)	131	(6)

Net cash used for investing activities	(350)	(318)	(971)	(676)

Financing activities
Repayments of long-term debt	(57)	(54)	(114)	(102)
Long-term borrowings	2	—	—	3
Cash settlement of convertible debt tendered for conversion	—	(65)	—	(65)
Common shares issued	328	11	352	34
Common dividends paid	(26)	(19)	(75)	(38)
Dividends paid to minority interest	—	—	(33)	(39)
Other	(36)	1	(36)	23

Net cash provided by (used for) financing activities	211	(126)	94	(184)

Net increase (decrease) in cash and cash equivalents	1,138	(257)	870	(160)
Cash and cash equivalents at beginning of period	690	1,173	958	1,076

Cash and cash equivalents at end of period	$1,828	$916	$1,828	$916